UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2011
EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 281-2020
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into A Material Definitive Agreement.
On April 20, 2011, Ebix, Inc. (“Ebix” or, the “Company”), and certain subsidiaries of the Company, as guarantors, entered into a seventh amendment to a credit agreement (the “Seventh Amendment”) with the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, which materially amended the initial credit agreement dated February 12, 2010 . The Seventh Amendment raises the existing revolving credit facility from $25 million to $35 million with its term ending on April 20, 2014, and the $10 million secured term loan has been raised to $20 million and now amortizing over a three year period with quarterly principal and interest payments commencing on June 30, 2011 and a final payment of all remaining outstanding principal and accrued interest due on April 20, 2014. The initial interest rate applicable to each of the above secured credit facilities under the Seventh Amendment is LIBOR plus 1.50%.
The foregoing summary of the Seventh Amendment is not a complete description of the agreement and is furthermore qualified in its entirety by reference to the full text of the Seventh Amendment, a copy of which is filed as Exhibit 10.44 to this current report and is incorporated herein by reference.
Item 2.03: Creation of a Direct Financial Obligation
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
On April 18, 2011, the Company reported that as of that date the Company’s short-term convertible debt has been eliminated completely. The Company made a payment of $6,760,648 on April 18, 2011 to Rennes Foundation to cover for the principal amount of $5,000,000 and the conversion gain of $1,760,648
Item 9.01 Financial Statements and Exhibits.

Exhibits

10.44
Seventh Amendment to Credit Agreement, dated as of April 20, 2011, by and among Ebix, Inc., as borrower, certain subsidiaries of Ebix, Inc., as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent.

99.1	Press release, dated April 18, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.
By:	/s/ Robert Kerris
Robert Kerris
Chief Financial Officer and Corporate Secretary

April 21, 2011